UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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[ ]	Soliciting Material Pursuant to §240.14a-12

Superior Group of Companies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Superior Group of Companies, Inc. 10055 Seminole Boulevard Seminole, FL 33772-2539

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 3, 2019

NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of SUPERIOR GROUP OF COMPANIES, INC. (the "Company") will be held at the offices of the Company, 10055 Seminole Boulevard, Seminole, Florida, 33772, on May 3, 2019 at 12:00 p.m. (Local Time) for the following purposes:

1.	To elect eight (8) Directors to hold office until the next annual meeting of shareholders and until their respective successors are duly elected or appointed and qualified; and

2.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement; and

3.	To vote, on an advisory basis, on whether the preferred frequency of future advisory votes on the compensation of our named executive officers is every year, every two years or every three years; and

4.	To ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on February 27, 2019 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please cast your votes as instructed on your proxy card or voting instruction form as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

By Order of the Board of Directors,

Seminole, Florida, March 22, 2019	JORDAN M. ALPERT
Secretary

IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THIS MEETING PLEASE MARK,

DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

THANK YOU.

SUPERIOR GROUP OF COMPANIES, INC.

10055 Seminole Boulevard

Seminole, Florida 33772

PROXY STATEMENT FOR 2019

ANNUAL MEETING OF SHAREHOLDERS

This proxy statement and the accompanying form of proxy are first being sent to our shareholders on or about March 22, 2019 in connection with the solicitation by our Board of Directors of proxies to be used at our 2019 annual meeting of shareholders (the “Annual Meeting”). The Annual Meeting will be held on Friday, May 3, 2019, at 12:00 p.m. (Local Time) at the offices of Superior Group of Companies, Inc. (the “Company,” “we,” “our,” and “us”), 10055 Seminole Boulevard, Seminole, Florida 33772.

Our Board of Directors has designated Michael Benstock and Andrew D. Demott, Jr., and each or any of them, as proxies to vote the shares of common stock solicited on its behalf. If you sign and return the accompanying form of proxy, you may nevertheless revoke it at any time before it is exercised by (1) giving timely written notice to our Secretary, (2) timely delivering a later dated proxy, or (3) attending the Annual Meeting and voting in person. The shares represented by your proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable. Proxies will be tabulated by Alliance Advisors.

If the Annual Meeting is adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies may be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that have been properly revoked or withdrawn).

The close of business on February 27, 2019 has been designated as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting (the “Record Date”). As of February 27, 2019, 15,343,736 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), were issued and outstanding. Each shareholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company on the close of business on the Record Date for the Annual Meeting on all matters that come before the Annual Meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are again pleased to take advantage of Securities and Exchange Commission rules allowing companies to furnish proxy materials to their shareholders over the Internet. We believe this e-proxy process expedites shareholders' receipt of proxy materials, while lowering the costs and reducing the environmental impact of our Annual Meeting.

On or around March 22, 2019, we are providing our beneficial shareholders with a notice containing instructions on how to access our proxy statement and annual report and how to vote online.

All other shareholders will continue to receive a paper copy of the proxy statement, proxy card and annual report by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card and annual report if you only received a notice by mail, or (ii) elect to receive your proxy statement and annual report over the Internet for future annual meetings if you received them by mail this year.

INTERNET ACCESS OR ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you have previously signed up to receive shareholder materials, including proxy statements and annual reports by mail, you may choose to receive these materials by accessing the Internet in the future, which can help us achieve a substantial reduction in our printing and mailing costs as well as be environmentally friendly. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a notice when the proxy materials and annual report are available over the Internet.

Your election to receive your proxy materials by accessing the Internet will remain in effect for all future shareholder meetings unless you timely revoke it before the next shareholders’ meeting by contacting Melinda Barreiro at our offices at 10055 Seminole Boulevard, Seminole, Florida 33772, phone: (727) 397-9611, ext. 1523.

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for delivery of proxy materials in the future by contacting your broker.

HOUSEHOLDING

The Securities and Exchange Commission’s rules permit us to deliver a single set of annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice or proxy statement and annual report, as applicable, to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice, proxy statement or annual report, as applicable, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice, proxy statement or annual report (with respect to the Annual Meeting or in the future), contact Melinda Barreiro at our offices at 10055 Seminole Boulevard, Seminole, Florida, 33772, phone: (727) 397-9611, ext. 1523.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future notices, proxy statements or annual reports for your household, please contact Melinda Barreiro at our offices at 10055 Seminole Boulevard, Seminole, Florida 33772, phone: (727) 397-9611, ext. 1523.

VOTING SECURITIES

Quorum

The Company’s Bylaws provide that the holders of a majority of the shares of the Company’s common stock issued and outstanding on the Record Date and entitled to vote must be present in person or by proxy at the Annual Meeting in order to have a quorum for the transaction of business. Abstentions will be counted as present for purposes of determining the presence of a quorum. Shares held by brokers, banks or other nominees for beneficial owners (which we refer to as “brokers”) will also be counted as present for purposes of determining whether a quorum is present if the broker has the discretion to vote on at least one of the matters presented, even though the broker may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a “broker non-vote”). Brokers have discretionary voting power with respect to the ratification of the appointment of Mayer Hoffman McCann P.C. as independent registered public accounting firm for 2019.

Votes Required

For Proposal 1, if a quorum is present, the eight (8) nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Abstentions and broker non-votes will not affect the outcome of the vote on such proposal.

The approval of Proposal 2 requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal, although such vote will not be binding on us. Abstentions and broker non-votes will not affect the outcome of the vote on such proposal.

For Proposal 3, we have determined to view the alternative receiving the greatest number of votes cast as the advisory vote of the shareholders, although such vote will not be binding on us. Abstentions and broker non-votes will not affect the outcome of the vote on such proposal.

The approval of Proposal 4 requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. In order to ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for 2019, abstentions will be disregarded and will not be counted as votes for or against such proposal. However, since brokers may exercise discretionary voting power with respect to this proposal, a shareholder’s failure to provide voting instructions will not prevent a broker vote and can therefore affect the outcome of the auditor ratification proposal.

We note that your broker will NOT be able to vote your shares with respect to Proposals 1, 2, and 3, if you have not provided voting instructions to your broker. We strongly encourage you to complete and submit your proxy card and exercise your right to vote as a shareholder.

ELECTION OF DIRECTORS (Proposal 1)

The Bylaws set the size of the Board of Directors at not less than three (3) nor more than nine (9) members. The size of the Board of Directors is currently set at eight (8) members. As described below, the Board of Directors is nominating eight (8) Directors to be elected at the Annual Meeting. The Board of Directors determined to maintain its current size of eight (8) members, and, as it deems appropriate, seek to fill the vacancies resulting from nominating fewer nominees than authorized by the Company’s Bylaws. Directors generally hold their positions until the Annual Meeting at which time their term expires and their respective successors are duly elected and qualified.

The Board of Directors recommends that eight (8) Directors be elected at the Annual Meeting to hold office until the Company's Annual Meeting in 2020 and until their successors are duly elected and qualified or until their earlier resignation, removal from office or death. The persons designated as nominees for election as director to serve the term described above are Sidney Kirschner, Michael Benstock, Alan D. Schwartz, Robin M. Hensley, Paul Mellini, Todd Siegel, Venita Fields, and Andrew D. Demott, Jr. See "Management - Directors and Executive Officers" for further information on such nominees. In the event any of the nominees should be unable to serve, which is not anticipated, the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for such other person or persons for the office of Director as the Board of Directors may recommend.

Shareholders may vote for up to eight (8) nominees and the eight (8) nominees receiving the highest number of votes shall be elected. Shareholders may not vote cumulatively in the election of Directors.

The Board of Directors recommends a vote “FOR” each of the nominees.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the Company’s director-nominees and executive officers as of March 22, 2019 and the positions they hold with the Company. Executive officers serve at the pleasure of the Board of Directors.

Name	Age	Position

Sidney Kirschner	84	Chairperson of the Board and a member of the Audit, Corporate Governance, Nominating & Ethics, Compensation*, and Executive* Committees
Michael Benstock	63	Chief Executive Officer, Director, and a member of the Executive Committee
Alan D. Schwartz	69	Director and a member of the Executive Committee
Robin M. Hensley	62	Director and a member of the Audit* Committee
Paul Mellini	66	Director and a member of the Audit, Corporate Governance, Nominating & Ethics*, Compensation, and Capital Committees
Todd Siegel	60	Director and a member of Corporate Governance, Nominating & Ethics and Capital* Committees
Venita Fields	65	Director and a member of the Audit Committee
Andrew D. Demott, Jr.	55	Chief Operating Officer and Director
Michael J. Attinella	58	Chief Financial Officer and Treasurer
Dominic Leide	43	President, The Office Gurus
Jordan M. Alpert	42	Senior Vice President, General Counsel and Secretary
Philip Koosed	36	President, BAMKO, LLC

*Chairperson of the Committee

The following includes information about the skills, qualities, experience and attributes of each of the nominees and executive officers of the Company:

Sidney Kirschner is the Chairperson of the Board of Directors. He has served in this capacity since July 1, 2012. He has been a Director of the Company since September 25, 1996. Since April 2016 he has been executive vice president and chief philanthropy officer of Piedmont Healthcare. From December 2010 until April 2016 he was chief executive officer of Piedmont Physicians, a comprehensive healthcare provider in the Southeast region. From March 2006 until December 2010, he was Head of The Alfred and Adele Davis Academy, which is an educational institution for children from kindergarten through eighth grade. He retired in August 2004 as chairperson and chief executive officer of Northside Hospital, Inc., positions that he had held since November 1992. Prior thereto, he served as chairperson of the board and president and chief executive officer of National Service Industries, Inc. National Service Industries was a conglomerate, including operations in the textile rental business. He also currently serves as a director of Crown Crafts, Inc. Mr. Kirschner’s tenure and significant contributions on the Board of the Company, and his extensive experience as a chief executive, are the reasons for his nomination for re-election.

Michael Benstock has served as Chief Executive Officer of the Company since October 24, 2003. Mr. Benstock previously served as Co-President of the Company beginning May 1, 1992. Prior to such date, Mr. Benstock served as Executive Vice President of the Company. Mr. Benstock has served as a Director of the Company since 1985. He also served as a director of USAmeriBank from 2007 to December 31, 2017 and chair of its audit committee from 2014 to December 31, 2017, at which time USAmeriBank was acquired by Valley National Bank. Mr. Benstock’s employment history, significant contributions on the Board of the Company, other board experience, and vast experience with the Company are the reasons for his nomination for re-election.

Alan D. Schwartz has been a Director of the Company since 1981. Mr. Schwartz retired from the Company on March 31, 2017. He currently consults for the Company. He previously served as President of the Company from October 24, 2003 to March 31, 2017 and as President of Fashion Seal Healthcare – Indirect from May 1, 2015 until March 31, 2017; in those roles, his responsibilities included leading the Company’s indirect healthcare efforts. Prior to such date, Mr. Schwartz served as Co-President of the Company and as Executive Vice President of the Company. Mr. Schwartz’s employment history, significant contributions on the Board of the Company, and vast experience with the Company are the reasons for his nomination for re-election.

Robin M. Hensley has been a Director of the Company since July 28, 2000. She has served as president and business development coach of Raising the Bar since May 2004. Raising the Bar provides executive coaching, primarily in the area of business development. Previously, she was president of Personal Construction, LLC from January 2000 until May 2004. Prior thereto, she was vice president of Patton Construction from December 1995 to January 2000. Her background also includes experience in public accounting with Ernst & Young. Ms. Hensley’s contributions on the Audit Committee, including as its chairperson and financial expert, and her extensive experience in executive coaching are the reasons for her nomination for re-election.

Paul Mellini has been a Director of the Company since May 7, 2004. He has been serving as a board member of Republic Bank, Inc. since February 21, 2019. Mr. Mellini also currently serves on the board of two family foundations, and is on the board and president of Heathrow Land and Development Corporation and Luigino’s International. He was a board member (treasurer) of the Economic Development Association of Citrus County and board member (treasurer) of Main Street, Crystal River until December 31, 2016. Mr. Mellini was chief executive officer and president of Nature Coast Bank in Citrus County, Florida from March 7, 2005 until January 1, 2017, chief executive officer and president of Premier Community Bank of Florida and Premier Community Bank of South Florida from January 2002 until August 2004 and chief executive officer and president of PCB Bancorp Inc. from January 2003 until August 2004. Prior thereto, he was regional president of First Union Bank of the Greater Bay Area from April 1995 to December 2001. Mr. Mellini’s tenure and significant contributions on the Board of the Company, and his extensive experience as a chief executive, are the reasons for his nomination for re-election.

Todd Siegel has been a Director of the Company since February 7, 2014. He currently operates Centered Solutions, Inc., which consults for small businesses, invests in business opportunities, and assists private equity firms in finding businesses to purchase. He also is the chief executive officer of Centered Solutions, LLC, an international provider of pharmacy packaging automation for medication adherence. He served as president and chief executive officer of MTS Medication Technologies, Inc. from approximately 1992 to 2012, chairman from 1993 to 2009 and a director from approximately 1986 to 2012. MTS Medication Technologies was a publicly-held company through December 2009. Mr. Siegel previously served at MTS Medication Technologies in other capacities, including executive vice president, vice president of sales and marketing and corporate secretary. MTS Medication Technologies manufactures and markets pharmaceutical packaging automation and the related consumable supplies. Prior to his tenure with MTS Medication Technologies, Mr. Siegel was an account executive for AMI Diagnostic Service, a diagnostic imaging company, and held sales and national sales management positions with Chamberlin Corporation, a pharmaceutical manufacturer. Mr. Siegel’s extensive experience as chief executive, chairman, and director of a publicly-held company are the reasons for his nomination for re-election.

Venita Fields has been a director of the Company since January 31, 2019. She is a partner and a member of the investment committee of Pelham S2K Managers, LLC, which provides junior capital and private equity investments for privately held middle market companies, having served in that capacity since 2016. She previously was with Smith Whiley & Company from 1998-2015, during which she last served as a senior managing director; Bank of America from 1989-1998, during which she last served as a senior vice president; Citicorp North America from 1984-1989, where she managed an investments origination team; and Continental Illinois National Bank in Chicago from 1980-1984. Ms. Fields currently is a director of Derry Enterprises, Inc. (dba Field Fastener Supply Company), David’s Bridal, Inc., and Lifespace Communities, Inc., and a board president (Emeritus) of ACG Chicago. She also currently serves as a trustee for the Ravinia Festival and is a board and founding member of the Private Director’s Association. Ms. Fields’s extensive experience as an executive and director are the reasons for her nomination for election.

Andrew D. Demott, Jr. has served as Chief Operating Officer of the Company since May 1, 2015. Mr. Demott served as Chief Financial Officer and Treasurer of the Company from May 5, 2010 until August 3, 2018. Prior to such date, he served as Executive Vice President beginning May 5, 2010. Prior to that, he served as Senior Vice President, Chief Financial Officer, and Treasurer of the Company beginning February 8, 2002. Prior to that, he served as Vice President, Chief Financial Officer, and Treasurer of the Company beginning June 15, 1998. Mr. Demott served as the Company’s Secretary from July 31, 1998 through June 14, 2002. Mr. Demott has served as a Director of the Company since 2018. Before joining the Company, Mr. Demott served as an Audit Senior Manager with Deloitte & Touche, LLP since September 1995 and, prior to that, an Audit Manager with Deloitte & Touche LLP since September 1992. Mr. Demott’s employment history and vast experience with the Company are the reasons for his nomination for election.

Michael Attinella has served as Chief Financial Officer and Treasurer of the Company since August 3, 2018. Prior to joining the Company, Mr. Attinella served as executive vice president and chief financial officer of HSN from 2013 and senior vice president and chief accounting officer of HSNi from 2008 until February 2018. Prior to that, he was vice president, controller of HSNi since 2001. Previously, Mr. Attinella was vice president, controller at Catalina Marketing Corp. He also served various financial and operational responsibilities at Tech Data Corporation.

Dominic Leide has served as the President of The Office Gurus, a subsidiary of the Company, since 2014. Formerly, he served as Managing Director of The Office Gurus since 2010.  Mr. Leide also served as Vice President of Administration and Customer Support of the Company from May 5, 2009 to 2018. Formerly, he served as U.S. Manager of near-shore operations of the Company since 2008 and Director of Customer Excellence of the Company since 2007. Prior to that he served as Manager of Special Projects of the Company since 2006.

Jordan M. Alpert has served as Senior Vice President, General Counsel, and Secretary of the Company since August 3, 2018. Formerly, he served as Vice President, General Counsel, and Secretary of the Company since November 7, 2011. Before that, he served as secretary since May 6, 2011 and general counsel since March 28, 2011. Mr. Alpert previously held the position of general counsel for Grand Army Entertainment, LLC during 2010. He also was an attorney with the firms Grais & Ellsworth LLP and Willkie, Farr & Gallagher LLP during 2001-2011. Mr. Alpert has been granted Authorized House Counsel status for the Company by the State of Florida. He is admitted to the New York Bar, Southern District of New York, and Eastern District of New York.

Philip Koosed has served as the President of BAMKO, LLC, a subsidiary of the Company, since substantially all of the assets of BAMKO, Inc. were acquired by the Company effective March 1, 2016. Mr. Koosed was the co-founder of and served as chief executive officer of BAMKO, Inc. from its inception in 1999 until March 1, 2016. Mr. Koosed co-founded BAMKO while an undergraduate business student at the University of Southern California.

 Honorary Directors

Gerald M. Benstock has served as Chairman Emeritus of the Board of Directors since May 2, 2013. Previously, Mr. Benstock had been Chairman of the Board of Directors between October 24, 2003 and June 30, 2012. Prior to October 24, 2003, he served as Chief Executive Officer of the Company. Prior to May 1, 1992, Mr. Benstock served as President of the Company. Mr. Benstock also served as a Director of the Company from 1951 to December 31, 2012.

The following family relationships exist among the Company's Directors, nominees and executive officers. Michael Benstock is the son of Gerald M. Benstock and Alan D. Schwartz is his son-in-law.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairperson of the Board should be separate and, if they are to be separate, whether the Chairperson of the Board should be selected from the non-employee Directors or be an employee. The Board believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its shareholders.

Sidney Kirschner serves as Chairperson of the Board and Michael Benstock serves as a Director and Chief Executive Officer. The Board of Directors believes this is the most appropriate structure for the Company at this time because it makes the best use of both individuals’ skills and experiences.

Companies face a variety of risks, including credit risk, liquidity risk, and operational risk. In fulfilling its risk oversight role, the Board focuses on the adequacy of the Company’s risk management process and overall risk management system. The Board believes an effective risk management system will (1) adequately identify the material risks that the Company faces in a timely manner, (2) implement appropriate risk management strategies that are responsive to the Company’s risk profile and specific material risk exposures, (3) integrate consideration of risk and risk management into business decision-making throughout the Company, and (4) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committee.

The full Board also periodically receives information about the Company’s risk management system and the most significant risks that the Company faces. This is principally accomplished through management reports to the Board. The Board strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

The Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board periodically asks the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

DIRECTOR COMMITTEES AND MEETINGS

The Board of Directors held five (5) meetings during 2018. In 2018, each incumbent Director who was a director in 2018 attended at least 75% of all meetings of the Board and of each committee of which he/she was a member. The Company expects all members of the Board to attend the Company’s annual meeting of shareholders barring other significant commitments or special circumstances. All of the Company’s Board members who were directors at the time attended the Company’s 2018 annual meeting of shareholders.

The Board has a standing Audit Committee; Capital Committee; Compensation Committee; Corporate Governance, Nominating & Ethics Committee; and Executive Committee.

The Board has determined that Mr. Sidney Kirschner, Ms. Robin M. Hensley, Mr. Paul Mellini, Mr. Todd Siegel, and Ms. Venita Fields are independent, as that term is defined by the applicable rules of the Securities and Exchange Commission and The NASDAQ Stock Market LLC® (“NASDAQ”). The Board has further determined that all members of the Audit, Compensation, and Corporate Governance, Nominating & Ethics Committees are independent and satisfy the relevant Securities and Exchange Commission and NASDAQ independence requirements and other requirements for members of such committees.

The Board conducts an annual self-evaluation and an annual evaluation of the Audit Committee.

Audit Committee

The current members of the Audit Committee are Ms. Robin Hensley, Chairperson, Messrs. Sidney Kirschner and Paul Mellini, and Ms. Venita Fields. The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, assists the Board of Directors in fulfilling the Board’s responsibilities relating to safeguarding of assets and oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The Board of Directors has determined that each member of the Audit Committee is independent, as defined by NASDAQ listing standards applicable to audit committee members. The Board has also determined that Robin Hensley qualifies as an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. The Audit Committee met four (4) times during 2018. The Audit Committee has a charter, which may be found on our website at www.superiorgroupofcompanies.com under Investors.

 The Audit Committee conducts an annual self-evaluation.

Compensation Committee

The current members of the Compensation Committee are Messrs. Sidney Kirschner, Chairperson, and Paul Mellini. The Board of Directors has determined that each member of the Compensation Committee is independent as defined by NASDAQ listing standards applicable to compensation committee members. The Compensation Committee met two (2) times during 2018. The Compensation Committee has a charter, which can be found on our website at www.superiorgroupofcompanies.com under Investors.

The duties and responsibilities of the Compensation Committee include to:

●	determine and approve the compensation of the Company's Chief Executive Officer;
●	make recommendations to the Board with respect to executive compensation for executive officers other than the Chief Executive Officer;
●	review, approve, and administer incentive compensation plans and equity-based plans for executive officers and certain other employees of the Company;
●

review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk; and

●	report regularly to the Board regarding its actions and make recommendations to the Board as appropriate.

Under its charter, the Compensation Committee may form and delegate any of its responsibilities to subcommittees, which in turn must consist of at least 2 members of the Compensation Committee.

Our Chief Executive Officer currently initiates the compensation discussions with the Compensation Committee, providing requests and seeking approval from the Committee and the Board of Directors before employment arrangements or bonus plans related to executives of the Company are finalized.  The Compensation Committee approves the annual incentive award for the Chief Executive Officer and each officer below the Chief Executive Officer level based on the Chief Executive Officer's recommendations. The Compensation Committee also reviews on an annual basis the compensation of directors for service on the Board and recommends changes to such compensation to the Board, which makes the ultimate decision on director compensation. In recommending director compensation, the Compensation Committee may take into account market studies performed by compensation consultants. For additional information regarding the Compensation Committee’s processes and procedures for determining executive and director compensation, please see the Compensation Discussion and Analysis, as well as the footnotes to the Summary Compensation Table and Director Compensation for 2018 in the sections entitled “Executive Compensation” and “Director Compensation” below.

As part of its decision-making process, the Compensation Committee reviews compensation practices at peer companies in an effort to set total compensation levels that it believes are reasonably competitive.

The Compensation Committee conducts an annual self-evaluation.

Corporate Governance, Nominating & Ethics Committee

The current members of the Corporate Governance, Nominating & Ethics Committee are Messrs. Paul Mellini, Chairperson, Sidney Kirschner, and Todd Siegel. The Board of Directors has determined that each member of the Corporate Governance, Nominating & Ethics Committee is independent as defined by NASDAQ listing standards applicable to directors generally.

The Corporate Governance, Nominating & Ethics Committee develops and recommends to the Board of Directors a set of corporate governance principles applicable to the Company. It also assists in identifying qualified individuals to become directors and recommends to the Board candidates for all director positions to be filled by the Board or by shareholders of the Company. The Corporate Governance, Nominating & Ethics Committee held four (4) meetings during 2018. The Corporate Governance, Nominating & Ethics Committee has a charter, which can be found on our website at www.superiorgroupofcompanies.com under Investors.

The Corporate Governance, Nominating & Ethics Committee has recommended the candidates to be nominated to stand for election to the Board of Directors at the Annual Meeting.

The Corporate Governance, Nominating & Ethics Committee conducts an annual self-evaluation.

Capital Committee

The current members of the Capital Committee are Messrs. Todd Siegel, Chairperson, and Paul Mellini, both of whom are independent as defined by NASDAQ listing standards applicable to directors generally.

The Capital Committee carries out the capital-related responsibilities delegated by the Board. It also reviews and recommends to the Board policy regarding dividends and share repurchase. The Capital Committee met four (4) times in 2018. The Capital Committee has a charter, which can be found on our website at www.superiorgroupofcompanies.com under Investors.

The Capital Committee conducts an annual self-evaluation.

Executive Committee

The current members of the Executive Committee are Messrs. Sidney Kirschner, Chairperson, Michael Benstock, and Alan D. Schwartz. The Executive Committee is authorized to act in place of the Board of Directors during periods between Board meetings. The Executive Committee did not hold any formal meetings during 2018. The Executive Committee acted by unanimous written consent on three (3) occasions during 2018. Each action taken by the Executive Committee pursuant to a unanimous written consent was subsequently reviewed and ratified by the Board of Directors.

Nominations of Directors

The Board selects the director nominees to stand for election at the Company’s annual meetings of shareholders and to fill vacancies occurring on the Board based on the recommendations of the Corporate Governance, Nominating & Ethics Committee. In identifying and evaluating potential nominees to serve as directors, the Corporate Governance, Nominating & Ethics Committee will examine each nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate. However, the Corporate Governance, Nominating & Ethics Committee believes the following minimum qualifications must be met by a director nominee to be recommended to the Board:

●	Each director must display high personal and professional ethics, integrity and values.
●	Each director must have the ability to exercise sound business judgment.
●

Each director must be highly accomplished in his or her respective field, with broad experience at the executive and/or policy-making level in business, government, education, technology or public interest.

●	Each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.
●	Each director must be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.
●	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

The Board also believes the following qualities or skills are necessary for one or more directors to possess:

●

At least one independent director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission and which results in the director’s “financial sophistication” as defined by the rules of the NASDAQ Stock Market.

●

One or more of the directors generally should be active or former chief executive officers of public or private companies or leaders of major organizations, including commercial, scientific, government, educational and other similar institutions.

●	Directors should be selected so that the Board is a diverse body.

The Company believes that it is important for its Board to be comprised of individuals with diverse backgrounds, skills and experiences, and to ensure a fair representation of shareholder interests. To maintain a diverse mix of individuals, primary consideration is given to the depth and breadth of members’ business and civic experience in leadership positions, as well as their ties to the Company’s markets and other similar factors. The Corporate Governance, Nominating & Ethics Committee does not have a formal diversity policy.

The Company has a mandatory retirement policy for its directors. The policy states that: No person shall be nominated by the Board of Directors to serve as a director after he or she has passed his or her 72nd birthday; except that anyone serving on the Board as of February 6, 2015, the date this policy was adopted, may remain on the Board until completion of the term that encompasses his or her 74th birthday or completion of the term that concludes at least five but no more than six years after this policy is adopted, whichever will result in a longer Board tenure.

The Corporate Governance, Nominating & Ethics Committee will consider recommendations for directorships submitted by shareholders. Recommendations for consideration by the Corporate Governance, Nominating & Ethics Committee, including recommendations from shareholders of the Company, should be sent in writing to the Board of Directors, care of the Secretary of the Company, at the Company’s headquarters. Such nominations must include a description of the specific qualifications the candidate possesses and a discussion as to the effect on the composition and effectiveness of the Board.

Compensation Committee Interlocks and Insider Participation

Messrs. Sidney Kirschner and Paul Mellini served as members of the Compensation Committee during the fiscal year ended December 31, 2018. Neither of these individuals is or has ever been an officer or employee of the Company or any of its subsidiaries. In addition, neither of these individuals has had any relationship requiring disclosure by the Company under any paragraph of Item 404 of SEC Regulation S-K. During the fiscal year ended December 31, 2018, none of the Company’s executive officers served as a member of the board of directors or the compensation committee (or other board committee performing equivalent functions) of any other entity that had one or more executive officers serving as members of our Board of Directors or Compensation Committee.

Code of Business and Ethical Conduct

The Company has adopted a Code of Business and Ethical Conduct, which sets forth the guiding principles and rules of behavior by which we operate our Company and conduct our daily business with our customers, vendors, shareholders and employees. This Code applies to all of the directors, officers (including the Company's principal executive officer, principal financial officer and controller) and employees of the Company.

The purpose of the Code of Business and Ethical Conduct is to promote honest and ethical conduct and compliance with the law. The law in many cases is about what we can do; what is legally permissible. We consider it important to focus on what we should do and what ethical principles we should embrace in guiding our behavior to engender trust and loyalty within our work forces and with all our key stakeholders, customers, suppliers, dealers and investors. The Code of Business and Ethical Conduct can be found on our website at www.superiorgroupofcompanies.com under Investors. We will post any amendments to the Code of Business and Ethical Conduct, as well as any waivers that are required to be disclosed by the rules of either the SEC or NASDAQ, on such website.

 Communications with Board of Directors

Shareholders may communicate with the full Board or individual Directors by submitting such communications in writing to Superior Group of Companies, Inc., Attention: Board of Directors (or the individual director(s)), 10055 Seminole Boulevard, Seminole, Florida 33772. Such communications will be delivered directly to the Directors.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors has overall responsibility for establishing, implementing and monitoring the Company’s compensation structure, policies and programs. The Compensation Committee oversees the design and implementation of strategic compensation programs for the Company’s executive officers and others and is responsible for assessing and approving the total compensation paid to the Company’s chief executive officer; in practice, the Compensation Committee also assesses and recommends to the Board of Directors for approval the chief executive officer’s compensation recommendations for other executive officers, as well as for certain other employees. For all of these positions, the Compensation Committee determines whether the compensation paid under the Company’s programs is fair, reasonable, and competitive. The Compensation Committee’s chairperson regularly reports to the Board of Directors on Compensation Committee actions and recommendations. The Board’s Compensation Committee has authority to retain, at the Company’s expense, outside counsel, compensation consultants, and other advisors to assist as needed.

The individuals who served as the Company’s chief executive and chief financial officers during fiscal year 2018, as well as the other individuals included in the Summary Compensation Table below, are referred to individually as an “executive” or “executive officer”, and collectively as the “named executive officers.” With respect to the named executive officers, this Compensation Discussion and Analysis identifies the Company’s current compensation philosophy and objectives and describes the various methodologies, policies, and practices for establishing and administering the compensation programs of the named executive officers.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation programs are those that align the interests of the Company’s named executive officers with those of its shareholders. The Compensation Committee further believes that a properly structured compensation program will attract and retain talented individuals and motivate them to drive shareholder value and achieve specific short- and long-term strategic objectives, and that a significant percentage of executive pay should be based on the principle of pay-for-performance. The Compensation Committee strives to ensure that the Company’s compensation program is competitive with those companies that the Company believes constitute its peer group (the “compensation peer group”).

The Company’s executive compensation program is designed to provide:

●	levels of base compensation that are competitive with comparable companies;
●	annual incentive compensation that varies in a manner consistent with the achievement of individual performance objectives and financial results of the Company;
●	long-term incentive compensation that focuses executive efforts on building shareholder value through meeting longer-term financial and strategic goals; and
●	benefits that are meaningful and competitive with comparable companies and the relevant market.

In designing and administering the Company’s executive compensation program, the Compensation Committee attempts to strike an appropriate balance among these various elements. The Compensation Committee considers the pay practices of the compensation peer group to determine the appropriate pay mix and compensation levels. With respect to performance-based pay, the Compensation Committee believes that executive compensation should be closely tied to the Company’s financial performance and the individual performance and responsibility level of the particular executive officer. The Compensation Committee also believes that the Company’s executive compensation program should include a significant equity-based component because it best aligns the executives’ interests with those of the Company’s shareholders. For purposes of retention, the Compensation Committee believes that the equity-based component should have meaningful conditions to encourage valued employees to remain in the employ of the Company. Finally, the Compensation Committee also considers other forms of executive pay as a means to attract, retain, and motivate highly qualified executives.

Process for Establishing Compensation

The Compensation Committee is comprised of two independent directors, both of whom satisfy the relevant NASDAQ rules and SEC regulations. There are no interlocking relationships between any member of the Compensation Committee and any of our executive officers. None of the Compensation Committee members is an officer, employee, or former officer or employee of the Company.

The Compensation Committee is responsible for all compensation decisions for the chief executive officer and, in conjunction with the Board of Directors, the other executive officers. The chief executive officer annually reviews the performance of the other executive officers, which review includes the consideration of market pay practices of the compensation peer group, if available, in conjunction with both Company and individual performance. The conclusions and recommendations of the chief executive officer for compensation of the other executive officers are presented to the Compensation Committee for review and, if approved, recommendation to the Board of Directors for its approval. The Compensation Committee has absolute discretion as to whether it recommends to the Board of Directors for approval these recommendations or makes adjustments as it deems appropriate. The Compensation Committee also adheres to this process for certain other employees of the Company.

Role of the Independent Compensation Consultant

Robert Kurisu first served as the Compensation Committee’s independent executive compensation consultant in 2009 and has provided advice to the Compensation Committee from time to time, but not including the fiscal year ended December 31, 2018. In previous years, the compensation consultant’s responsibilities included, but were not limited to, providing compensation market data, reviewing the Company’s compensation information, reviewing the design of the executive compensation program periodically, participating in meetings of the Compensation Committee, providing independent analysis of chief executive officer, chief operating officer, chief financial officer, and director compensation, and advising the Compensation Committee, as requested.

The Compensation Committee has the sole authority to hire and terminate its independent executive compensation consultant, and may seek advice from that consultant without the involvement of management.

After review and consultation with Mr. Kurisu, the Compensation Committee determined that Mr. Kurisu is independent and that there is no conflict of interest that would result from retaining Mr. Kurisu.

The Elements of Compensation

Total direct compensation includes cash, in the form of base salary and annual incentives, long-term equity incentives, and indirect compensation in the form of benefits. The Compensation Committee evaluates the mix between these three elements based on the pay practices of comparable companies and other considerations supporting the Company’s general compensation philosophy and objectives.

The companies included in the compensation peer group are selected primarily on the basis of their comparability to the Company based on size, as measured through annual revenue, market capitalization and other financial measures. Although the Compensation Committee also considers and reviews information from proxy statements of companies not in the compensation peer group and other relevant survey data, it particularly focuses on the practices of the compensation peer group in considering compensation levels for the chief executive officer and chief financial officer. Our Compensation Committee uses peer group information as a point of reference, but does not benchmark or target compensation levels against the peer group. The Compensation Committee considers the opinions and recommendations of the chief executive officer, chief operating officer, chief financial officer and various outside advisers, as needed, and strives to be fully informed in its determination of the appropriate compensation mix and award levels for the named executive officers. All compensation decisions take into consideration the Compensation Committee’s guiding principles of fairness to employees, retention of talented executives, and fostering improved Company performance, which it believes will ultimately benefit the Company’s shareholders. In addition, compensation decisions take into consideration the most recent advisory vote of the Company’s shareholders with respect to the compensation of the named executive officers. In our 2016 annual meeting of shareholders, approximately 81% of the votes cast approved such compensation.

With respect to the named executive officers, the following describes in greater detail the objectives and policies behind the various elements of the compensation mix.

Base Salary

It is the Company’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations based on each employee’s experience, performance, value and geographic location. Generally, the Company has chosen to position cash compensation at levels which will allow the Company to remain competitive in attracting and retaining executive talent. The allocation of total cash between base salary and incentive bonus awards is based on a variety of factors. The Compensation Committee considers a combination of the executive’s performance, the performance of the Company and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and role within the Company, the scope of the executive’s responsibility, and the current compensation package in place for the executive, including the executive’s current annual salary and potential bonus awards under the Company’s short-term incentive plan. The Company may deviate from this process when an executive’s compensation is set pursuant to the terms of an agreement entered into in conjunction with the acquisition of the assets or equity of another entity. The Compensation Committee generally evaluates executive salaries annually.

Annual Incentive Bonus

The Company intends to continue its strategy of compensating the named executive officers through programs that emphasize performance-based incentive compensation. The Company’s short-term incentive compensation program is designed to recognize and reward named executive officers (and other employees) who contribute meaningfully to the Company’s profitability and shareholder value.

In general, the annual incentive bonus ties incentive compensation to net earnings per share as reported in the Company’s audited financial statements adjusted for certain items (“BEPS”) and achievement of individual goals. These adjustments typically include bonus expense, stock compensation expense and related tax benefits, and other non-recurring items approved by the Compensation Committee. BEPS is further allocated to the business unit level and each eligible individual is allocated a percentage based on the level of involvement with that business unit. Under this program, the Compensation Committee establishes a minimum BEPS target that must be reached before any bonuses are earned. The target BEPS is based upon the annually established financial growth plan and goal.

More specifically, the annual incentive bonus is calculated as follows:

●	base salary
●	multiplied by TIA (as defined below)
●	multiplied by BEPS percentage
●	multiplied by percentage completion of individual goals.

There is no maximum bonus payment under the program.

The Compensation Committee establishes for each participant in the program, including named executive officers, individual target incentive amounts (“TIA”) that may be earned, in whole or in part, depending upon whether the minimum BEPS target is reached and by how much it is exceeded during the fiscal year. For 2018, the TIA as a percentage of base salary were as follows: Mr. M. Benstock, 50%; Mr. Attinella, 35%; and Mr. Demott, 40%. The BEPS level for 100% payout of the TIA in 2018 was $1.125 per share for Messrs. Benstock and Demott and $1.085 per share for Mr. Attinella. At the minimum target BEPS level (i.e., the threshold BEPS level below which a bonus is not earned under the annual incentive bonus program), these participants would have earned a bonus equal to 20% of the TIA.

The BEPS for Mr. Leide is based on the net earnings per share adjusted for certain items generated by the Remote Staffing Solutions segment. These adjustments typically include bonus expense, stock compensation expense and related tax benefits, and other non-recurring items approved by the Compensation Committee. In 2018, Mr. Leide’s TIA was 35%, his BEPS level for 100% payout was $0.26, and at the minimum target BEPS level he would have earned a bonus equal to 30% of the TIA.

For fiscal year 2018, the Company’s BEPS was $1.29 and the Remote Staffing Solutions segment’s BEPS was $0.35. The incentive compensation earned under the annual incentive bonus program for the 2018 fiscal year was paid in February 2019, and for each applicable named executive officer is disclosed in the “Non-equity incentive plan compensation” column for such year in the Summary Compensation Table below.

Mr. Koosed’s annual incentive bonus is based upon the performance of our Promotional Products segment. The annual incentive is determined based upon (1) 2.75% of net profit of the segment, defined as pre-tax income (determined according to accounting principles generally accepted in the United States of America, as adjusted) plus the amortization of intangible assets associated with the acquisition of BAMKO’s assets on March 1, 2016, and excluding bonus amounts payable to Mr. Koosed, and other adjustments, and (2) an aggregate percentage of gross profit of the segment ranging from $0 to $30,000,000, stepped in tiers, and according to a defined payout scale ranging from 0.55% to 0.85% of gross profit.

For 2019, base salary for the named executive officers has been set as follows: Mr. M. Benstock, $541,704; Mr. Attinella, $250,000; Mr. Demott, $410,410; Mr. Leide, $241,399; and Mr. Koosed, $150,000.

For 2019, the TIA (as a percentage of base salary) has been set as follows: Mr. M. Benstock, 50%; Mr. Attinella, 35%; and Mr. Demott, 40%. The BEPS level for 100% payout of the TIA in 2019 will be equal to $1.215 per share for Messrs. M. Benstock, Attinella, and Demott. For 2019, a minimum target BEPS level has been established for these participants that would result in each earning a bonus equal to 20% of each’s respective TIA.

For 2019, the TIA (as a percentage of base salary) has been set at 35% for Mr. Leide, with a BEPS level for 100% payout of the TIA equal to $0.385. For 2019, a minimum target BEPS level has been established for Mr. Leide that would result in him earning a bonus equal to 30% of his TIA.

Mr. Koosed’s annual incentive compensation bonus program remains unchanged from 2018.

The Company also, from time-to-time, awards discretionary annual bonuses to executives (and other employees). These bonuses are designed to further the Company’s compensation philosophy and objectives, including retaining and rewarding valuable employees. For the fiscal year 2018, the Company paid the discretionary bonuses to the named executive officers as disclosed in the “Bonus” column for such year in the Summary Compensation Table below.

Long-Term Incentive Awards

Long-term incentive awards are an important component of the Company’s total compensation package. The Compensation Committee believes that equity-based compensation ensures that the Company’s named executive officers have a continuing stake in the long-term success of the Company. Accordingly, the Company’s named executive officers (and other employees) may participate in the 2013 incentive stock and awards plan (the “2013 Stock and Awards Plan” or the “2013 Plan”), which provides for grants of equity incentive awards, including stock options, performance shares, performance units, stock awards, stock appreciation rights, and other stock-based awards. Awards may be granted under the 2013 Plan from time to time until May 2, 2023, unless the 2013 Plan is terminated prior to that date. The Compensation Committee approves all awards under the 2013 Plan and acts as the administrator of the 2013 Plan.

Award levels under the 2013 Plan for the chief executive officer and chief financial officer are determined based on the compensation practices of the compensation peer group, retention of these executives, fairness, fostering improved Company performance, and other considerations; award levels under the 2013 Plan for the other executives are determined based on retention of these executives, fairness, fostering improved Company performance, and other considerations. In general, long-term incentive awards affected by reference to our compensation peer group are targeted at the median of the compensation peer group with appropriate adjustments for individual and Company performance. In general, stock options and stock appreciation rights (“SARs”) granted under the 2013 Plan vest immediately or over a two-year period, have a 5-year term, and have an exercise price equal to the fair market value of the Company’s common stock at closing on the date of grant. For restricted stock, the shares generally are held by the Company’s transfer agent until restrictions lapse. Participants generally are entitled to any dividends payable on their restricted stock and to vote their shares. Restricted stock cannot be sold or transferred until the shares vest. Should an executive officer leave the Company prior to the completion of the applicable vesting schedule, the unvested portion of the grant is forfeited, with certain exceptions.

Historically, the determination of whether equity compensation awards will be granted is made promptly following the conclusion of the prior fiscal year because the awards are made (or not) based upon the Compensation Committee’s assessment of the Company’s overall performance for such period, as well as the committee’s assessment of the individual’s overall performance over the same time. This determination is generally made considering the totality of the circumstances and not necessarily on the basis of one or more specified performance metrics.

The Company also may award performance shares to certain executive officers. These grants are based on the employee’s satisfactory achievement of certain performance-based metrics.

On January 31, 2019, Mr. M. Benstock, Mr. Attinella, and Mr. Demott were awarded 23,354, 8,441, and 7,034 restricted shares, respectively, of the Company’s common stock. These shares vest on January 31, 2022 provided the executives is still employed by the Company on that date. In addition, on January 31, 2019, the following option awards were granted: Mr. M. Benstock: 15,000 shares; Mr. Attinella: 8,000 shares; Mr. Demott: 13,000 shares; Mr. Leide: 8,500 shares; and Mr. Koosed: 8,500 shares. These grants are not reflected in the Summary Compensation Table below as they occurred in 2019.

Broad-Based Benefits Programs

The named executive officers are entitled to participate in certain benefits programs that are available to all full-time employees. These benefits include health, dental, vision, disability and life insurance, paid vacation, and a Company-sponsored 401(k) plan. Certain executive officers also are eligible to participate in other benefits programs that are available to all full-time employees or that were available to certain full-time employees at the time the executive officer accrued the benefit, including a pension plan and a nonqualified deferred compensation plan. The Company may contribute and/or match participant contributions to the 401(k) plan or the deferred compensation plan. The Company’s 401(k) and/or nonqualified deferred compensation plans contain a discretionary company contribution element; certain named executive officers received a company contribution in 2018 and the amounts are included in the Summary Compensation Table. The Company provides for matching contributions by the Company for each plan participant in the 401(k) plan in an amount equal to 25% of the first 4% of the employee’s deferred compensation.

Other Benefits Programs

Certain executive officers also are entitled to participate in benefits programs that are not available to all full-time employees. These benefits include a nonqualified and unfunded supplemental employee retirement plan and a supplemental medical plan.

Named Executive Officers

Executive officers of the Company are elected or appointed by the Board of Directors and hold office until their successors are elected or until their earlier death, resignation, or removal. Named executive officers are identified based on SEC rules. The named executive officers of the Company are as follows:

Name	Title
Michael Benstock	Chief Executive Officer
Michael J. Attinella	Chief Financial Officer and Treasurer
Andrew D. Demott, Jr.	Chief Operating Officer
Dominic Leide	President, The Office Gurus
Philip Koosed	President, BAMKO, LLC

Evaluation of Chief Executive Officer Compensation and Executive Performance

Compensation of Chief Executive Officer

The Compensation Committee meets first on its own and then with the other independent directors each year in executive session to evaluate the performance of the Company’s chief executive officer. A written summary of results and recommendations related to bonus compensation prepared by Company management is provided to the committee in advance of the committee’s consideration of the chief executive officer’s compensation. The Compensation Committee does not confer with the chief executive officer or any other members of management when setting the chief executive officer’s base salary. The Compensation Committee also considers the pay practices of the compensation peer group, information provided by the independent compensation consultant (upon request by the committee), and the Company’s philosophy and objectives when setting the chief executive officer’s compensation, including, but not limited to, fairness, retention, and driving shareholder value. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the chief executive officer.

Compensation of Other Executive Officers

The chief executive officer meets with the Compensation Committee to review his compensation recommendations for the other executive officers. The chief executive officer describes the findings of his performance evaluations of all such persons and provides the basis of his recommendations to the Compensation Committee, including the scope of each person’s duties, oversight responsibilities, and individual objectives and goals against results achieved. In its analysis of the other executive officers, the Compensation Committee applies the same or similar considerations to this group as it applies when considering the chief executive officer’s base salary. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the executive officers.

Administrative Policies and Practices

To evaluate and administer the compensation programs of the chief executive officer and other executive officers, the Compensation Committee meets periodically each year in conjunction with one or more regularly scheduled Board meetings. The Compensation Committee also holds special meetings and meets telephonically to discuss extraordinary items as necessary.

Summary Compensation Table

The following table sets forth all compensation earned during fiscal years 2018, 2017, and 2016 by the named executive officers.

SUMMARY COMPENSATION TABLE

Name and		Salary	Bonus	Stock awards	Option awards	Non-equity incentive plan compensation	Non-equity incentive plan compensation not paid	Change in pension value and nonqualified deferred compensation earnings	All other compensation	Total	Total actually paid
principal position	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)	($)	($) (5)	($) (6)	($)	($)
Michael Benstock	2018	541,702	266,667	399,554	79,992	414,735(7)	(414,735)(7)	607,063	32,171	2,341,884(7)	1,927,149(7)
Chief Executive Officer	2017	523,386	266,667	400,000	79,695	792,834	-	930,693	27,892	3,021,167	3,021,167
	2016	523,387	-	-	78,575	642,244	-	601,716	35,311	1,881,233	1,881,233

Michael Attinella	2018	93,269	-	-	-	63,063	-	-	385	156,717	156,717
Chief Financial Officer
and Treasurer

Andrew D. Demott, Jr.	2018	400,400	125,000	187,278	70,296	245,241(7)	(125,000)(7)	235,325	43,377	1,306,917(7)	1,181,917(7)
Chief Operating Officer	2017	385,000	125,000	187,485	70,035	466,554	-	416,140	25,604	1,675,818	1,675,818
	2016	344,889	-	-	67,350	338,569	-	203,634	22,875	977,317	977,317

Dominic Leide	2018	229,845	-	-	43,632	242,554	-	-	10,132	526,163	526,163
President,	2017	199,328	-	-	44,436	179,982	-	12,963	10,268	446,977	446,977
The Office Gurus	2016	160,535	250,000	545,011	44,900	72,813	-	4,792	10,754	1,088,805	1,088,805

Philip Koosed	2018	150,000	-	-	-	270,477	-	-	10,850	431,327	431,327
President,
BAMKO LLC

Compensation data for Mr. Attinella and Mr. Koosed is presented for only 2018, the year they became named executive officers.

(1) The bonus amounts for Mr. M. Benstock and Mr. Demott represent reimbursement of cash taxes paid due to their 83(b) elections on their restricted stock grants issued in 2018 and 2017. On February 14, 2011, Mr. Leide was granted a long-term performance bonus to be awarded if Mr. Leide remained continuously employed until February 1, 2016. Other than as disclosed in this column, no other discretionary bonuses were earned during the periods indicated.

(2) On February 1, 2018, Mr. M. Benstock and Mr. Demott were awarded 16,959 and 7,949 restricted shares, respectively, of the Company’s common stock. These shares were unvested as of December 31, 2018 and vest on February 1, 2021 provided the executive remains employed by the Company through that date. On February 3, 2017, Mr. M. Benstock and Mr. Demott were awarded 23,571 and 11,048 restricted shares, respectively, of the Company’s common stock. These shares were unvested as of December 31, 2018 and vest on February 3, 2020 provided the executive is still employed by the Company on that date. On February 5, 2016, Mr. Leide was granted 16,667 performance shares that vest on February 5, 2021 provided he remains continually employed by the Company until vesting. In addition, Mr. Leide received a grant of 16,667 performance shares that vest on February 5, 2021 provided he meets certain revenue goals over the vesting period and remains employed by the Company through that date. The amounts reported represent the grant date fair value of the award measured in accordance with FASB ACS Topic 718. Refer to Note 12 – Share Based Compensation in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2018 for the relevant assumptions used to determine the valuation.

(3) The dollar amounts represent the fair value of the awards granted during each of the years presented in accordance with FASB ASC Topic 718. Refer to Note 12 – Share-Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2018 for the relevant assumptions used to determine the valuation of our share-based awards.

(4) The amounts in this column include incentive bonuses earned during the respective calendar year. These amounts are paid during February or March of the following year. See "Compensation Discussion and Analysis" above and the Grants of Plan-Based Awards table below for more information regarding the annual incentive bonus. See also footnote (7) to this table.

(5) The amounts reported reflect the aggregate change in the actuarial present value of each named executive officer's accumulated benefit under the defined benefit pension plans in which they participate. The change in pension value reflects changes in age, service, and earnings during 2018. The amount for Mr. Leide in 2018 was negative $8,822. The Company did not pay above-market or preferential rates on any non-qualified deferred compensation.

(6) The Company provides the named executive officers with certain group, health, medical, and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to SEC guidance, because they do not discriminate in scope, terms or operation in favor of executive officers. The amounts shown in this column include the following for Mr. M. Benstock and Mr. Demott: matching contributions on 401(k) deferrals, insurance premiums for life insurance, insurance premiums for a supplemental medical plan, which is a fully insured hospital and medical expense reimbursement plan covering certain key management employees and their dependents, and personal automobile use. In 2018, the amount also includes country club dues for Mr. Demott. For Mr. Attinella, Mr. Leide, and Mr. Koosed, the amounts represent matching contributions on 401(k) deferrals and/or discretionary 401(k) contributions.

(7) In light of how Company performance affected the annual incentive bonus payouts for other employees of the Company, Mr. M. Benstock elected to forgo 100% of his 2018 non-equity incentive plan compensation (i.e., the entire $414,735 earned by him for 2018) and Mr. Demott elected to forgo 51% of his 2018 non-equity incentive plan compensation (i.e., $125,000 of the $245,241 earned by him for 2018).

 Employment and Compensation Arrangements

The Company has not entered into employment agreements with any of the named executive officers, other than Mr. Koosed. Mr. Koosed’s employment agreement was entered into in connection with the acquisition by the Company of substantially all of the assets of BAMKO, Inc., effective March 1, 2016.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards for the named executive officers during fiscal year 2018.

GRANTS OF PLAN-BASED AWARDS

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of	All other option awards: Number of	Exercise or base	Grant date fair value of stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	shares of stock or units (#) (2)	shares of stock or units (#)	price of option awards ($/Sh)	and option awards ($) (3)

Michael Benstock		54,170	270,851	-	-	-	-
	2/1/2018							16,959	13,200	23.59	479,546

Michael Attinella	-	6,529	32,644	-	-	-	-
								-	-	-	-

Andrew D. Demott, Jr.		32,032	160,160	-	-	-	-
	2/1/2018							7,949	11,600	23.59	257,574

Dominic Leide		24,134	80,446	-	-	-	-
	2/1/2018							-	7,200	23.59	43,632

Philip Koosed		-	-	-	-	-	-
	-							-	-	-	-

(1) The amounts represent the potential threshold and target payouts under our annual incentive bonus program for 2018. There is no maximum payout. Actual amounts earned are reflected in the Summary Compensation Table. For an explanation of how the payouts are calculated, see "Compensation Discussion and Analysis," and particularly the section "Annual Incentive Bonus" therein.

(2) On February 1, 2018, Mr. M. Benstock and Mr. Demott were awarded 16,959 and 7,949 restricted shares, respectively, of the Company’s common stock. These shares were unvested as of December 31, 2018 and vest on February 1, 2021 provided the executives remain employed by the Company through that date.

(3) The amounts reported represent the grant date fair value of the awards measured in accordance with FASB ACS Topic 718. Refer to Note 12 – Share Based Compensation in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2018 for the relevant assumptions used to determine the valuation.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the outstanding equity awards held by the named executive officers at December 31, 2018, the last day of the Company’s 2018 fiscal year. All share and per share information in this table has been adjusted to give retroactive effect to the 2-for-1 stock split effective on February 4, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested
Name	(#) (1)	(#)	(#)	($)	(2)	(#) (3)	($)	(#) (3)	($)
Michael Benstock						40,530	715,355	-	-
	13,586			7.36	2/7/2019
	16,000			18.66	2/6/2020
	17,500			16.35	2/5/2021
	16,500			16.97	2/3/2022
	13,200			23.59	2/1/2023

Michael Attinella						-	-	-	-
	-

Andrew D. Demott, Jr.						18,997	335,297	-	-
	12,000			18.66	2/6/2020
	15,000			16.35	2/5/2021
	14,500			16.97	2/3/2022
	11,600			23.59	2/1/2023

Dominic Leide						16,667	294,173	16,667	294,173
	13,586			7.36	2/7/2019
	8,000			18.66	2/6/2020
	10,000			16.35	2/5/2021
	9,200			16.97	2/3/2022
	7,200			23.59	2/1/2023

Philip Koosed						-	-	-	-
	-

(1) Options and stock-settled stock appreciation rights are exercisable immediately upon grant.

(2) The expiration date of each award occurs five years after the date of the grant.

(3) On February 1, 2018, Mr. M. Benstock and Mr. Demott were awarded 16,959 and 7,949 restricted shares, respectively, of the Company’s common stock. These shares were unvested as of December 31, 2018 and vest on February 1, 2021 provided the executive remains employed by the Company through that date. On February 3, 2017, Mr. M. Benstock and Mr. Demott were awarded 23,571 and 11,048 restricted shares, respectively, of the Company’s common stock. These shares were unvested as of December 31, 2018 and vest on February 3, 2020 provided the executive remains employed by the Company through date. On February 5, 2016, Mr. Leide was granted 16,667 restricted shares that vest on February 5, 2021 provided he remains employed by the Company through that date. In addition, Mr. Leide received a grant of 16,667 performance shares that vest on February 5, 2021 provided he meets certain revenue goals over the vesting period and remains employed by the Company through that date.

Option Exercises and Stock Vested

The following table sets forth information regarding exercises of stock options and SARs and vesting of stock for the named executive officers during fiscal year 2018. All share and per share information in this table has been adjusted to give retroactive effect to the 2-for-1 stock split effective on February 4, 2015.

OPTION EXERCISES AND STOCK VESTED

	Option awards		Stock awards
	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
Name	(#)	($) (1)	(#)	($)

Michael Benstock	-	-	-	-

Michael Attinella	-	-	-	-

Andrew D. Demott, Jr.	-	-	-	-

Dominic Leide	-	-	-	-

Philip Koosed	-	-	-	-

Pension Benefits

Since 1942, the Company has had a retirement plan (the "Basic Plan") which has been qualified under the Internal Revenue Code. The Basic Plan is a "defined benefit" plan, with benefits normally beginning at age 65, is non-contributory by an employee, and the Company's contributions are not allocated to the account of any particular employee. All domestic employees of the Company (except employees included in a retirement plan negotiated as part of a union contract) are eligible to participate in the Basic Plan prior to June 30, 2013. After June 30, 2013, benefits are provided under a “defined contribution plan” and the Basic Plan benefit accruals are frozen. The Company also commenced, effective November 1, 1994, the Superior Uniform Group, Inc. Supplemental Pension Plan (the "Supplemental Plan") which is available to certain eligible employees of the Company, including certain executive officers. Retirement benefits available under the Supplemental Plan are based on the same provisions as under the qualified plan but ignore the salary limitations imposed by the Internal Revenue Service ($270,000 in 2017). The Supplemental Plan is not frozen.

The Supplemental Plan provides benefits based on years of service and earnings above and below the Covered Compensation Base (the wage bases on which maximum Social Security taxes are payable). The normal monthly retirement benefit is 17.5% of an employee's average monthly compensation during the highest paid five years of the ten years immediately preceding retirement up to his Covered Compensation Base plus 32.5% of such average monthly compensation in excess of his Covered Compensation Base, reduced in the event such employee has less than 25 years of service. No more than 25 years of service may be used in determining the benefit. An employee's compensation includes overtime pay, commissions, and any bonus received, and therefore includes executive officers’ compensation as described in the Salary and Bonus columns of the Summary Compensation Table shown above. There is no offset in retirement benefits for Social Security benefits or other retirement plans or statutory benefits. The Basic Plan was amended as of November 1, 1989. Prior to the amendment, the Basic Plan provided benefits based on years of service and earnings in excess of the Covered Compensation Base. Benefits accrued prior to November 1, 1989 under the Basic Plan would be paid, if higher than the sums set forth above.

The following table sets forth information regarding pension benefits for the named executive officers.

PENSION BENEFITS

		Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year
Name	Plan name	(#) (1)	($) (2)	($)

Michael Benstock	Supplemental	25.0	4,279,457	-

	Basic	25.0	617,527	-

Michael Attinella	-	-	-	-

Andrew D. Demott, Jr.	Supplemental	20.5	1,436,681	-

	Basic	15.0	270,607	-

Dominic Leide	Basic	7.2	51,476	-

Philip Koosed	-	-	-	-

(1) Mr. M. Benstock has served 39.9 years with the Company. However, the maximum number of years of service that can be credited under the supplemental plan is 25. Effective June 30, 2013, the Company no longer accrues additional benefits for future service or for future increases in compensation levels for the basic plan.

(2) Refer to Note 8 - Benefit Plans in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2018 for the relevant assumptions used to determine the valuation.

Nonqualified Deferred Compensation

As of December 31, 2018, the Company had one nonqualified deferred compensation plan for which named executive officers and other Company employees are eligible. This plan permits eligible employees to contribute up to 95% of salary, incentive bonus, and/or commissions, if earned. The Company may make discretionary contributions to eligible plan participants’ accounts; one named executive officer was eligible for a Company contribution in 2018. At the time of the deferral elections, the participant must select a distribution date and a form of payment. The distribution date may be a specific date, upon retirement, or upon separation of service. The form of payment may be lump sum, or 5, 10 or 15 annual installments. Each participant is an unsecured creditor for any benefit under the plan, as no fund has been created for plan benefits that are protected from creditor claims. Participants may choose among several investment measurement funds in which to participate, and participants may change their investment mix at any time. Participants earn a rate of return which tracks the investment return achieved under the participant-selected investment measurement funds. The funds and annual rates of return as of December 1, 2018 are listed below:

Fund Name	Returns (%) 1 Year
American Century VP Value I	(9.15)
American Funds IS Global Growth & Inc 2	(9.63)
American Funds IS New World 2	(14.04)
Columbia VP Income Opportunities 2	(3.90)
Delaware VIP Small Cap Value Series Std	(16.72)
Delaware VIP Smid Cap Core Standard	(12.12)
Dreyfus IP Small Cap Stock Index Svc	(8.97)
Fidelity VIP Government Money Mkt	1.65
Fidelity VIP Index 500 Init	(4.49)
Fidelity VIP Overseas Initial	(14.81)
JP Morgan Insurance Trust Mid Cap Value	(11.84)
PIMCO VIT Real Return Admin & Instl	(2.20)
PIMCO VIT Total Return Admin & Instl	(0.53)
T. Rowe Price Blue Chip Growth Port	1.92
Templeton Global Bond VIP 2	1.94
Vanguard VIF Balanced	(3.41)
Vanguard VIF Equity Income	(5.96)
Vanguard VIF Mid-Cap Index	(9.33)
Vanguard VIF Small Co Gr	(7.26)
Vanguard VIF Total Bond Mkt Idx	(0.13)
Virtus Duff & Phelps Real Estt Secs I	(6.36)

The following table shows contributions to the named executive officers’ deferred compensation accounts for fiscal year 2018 and the aggregate amount of deferred compensation as of December 31, 2018:

NONQUALIFIED DEFERRED COMPENSATION

	Executive contributions in last FY	Registrant contributions in last FY	Aggregate earnings in last FY	Aggregate withdrawals/ distributions	Aggregate balance at last FYE
Name	($) (1)	($)	($) (2)	($)	($)

Michael Benstock	278,567	-	(62,961)	-	731,543

Michael Attinella	-	-	-	-	-

Andrew D. Demott, Jr.	48,328	-	(11,405)	-	130,934

Dominic Leide	116,988	-	(6,336)	-	166,230

Philip Koosed	-	-	-	-	-

(1)     The amounts in the column are included in the Summary Compensation Table.

(2)     The amounts in this column are not included in the Summary Compensation Table because they are not above-market or preferential earnings.

Potential Payments Upon Termination or Change in Control

The Company has a severance protection agreement with each of Mr. M. Benstock and Mr. Demott. The agreements are substantively identical to one another. Each of these agreements requires the Company to make severance payments and provide severance benefits to the executive if the executive’s employment is terminated within twenty-four (24) months following a “Change in Control”.

“Change in Control” under the Company’s severance protection agreements generally mean any of the following:

●

an acquisition of any voting securities of the Company by any person immediately after which such person has beneficial ownership of 20% or more of the combined voting power of the Company’s then outstanding voting securities;

●

the individuals who as of the date of the severance protection agreement are members of the Board of Directors cease to constitute at least two-thirds of the members of the board, provided that (i) if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least two-thirds of the incumbent board, such new director shall be considered as a member of the incumbent board, and (ii) no individual shall be considered a member of the incumbent board if such individual initially assumed office as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board or as a result of any agreement intended to avoid or settle any election or proxy contest; or

●	approval by shareholders of the Company of:
o	a merger, consolidation or reorganization involving the Company, unless such transaction is a “Non-Control Transaction,” which means a merger, consolidation or reorganization of the Company where:
■

the shareholders of the Company, immediately before such merger, consolidation or reorganization, own immediately following such transaction at least two-thirds of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction;

■

the individuals who were members of the incumbent board immediately prior to the execution of the agreement providing for such transaction constitute at least two-thirds of the members of the Board of Directors of the surviving corporation; and

■

no person other than (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan maintained by the Company, the surviving corporation or any subsidiary, or (iv) any person who, immediately prior to such merger, consolidation or reorganization, had beneficial ownership of 20% or more of the then outstanding voting securities has beneficial ownership of 20% or more of the combined voting power of the surviving corporation’s then outstanding voting securities;

o	a complete liquidation or dissolution of the Company; or
o	an agreement for the sale lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary).

For these purposes, a termination of employment is generally:

●

for “Cause” if the executive has been convicted of a felony or if the termination is evidenced by a resolution adopted in good faith by two-thirds of the Company’s board that the executive (i) intentionally and continually failed substantially to perform his or her reasonably assigned duties for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive; or (ii) intentionally engaged in illegal conduct or gross misconduct which results in material economic harm to the Company; and

●

for “Disability” if the executive experiences a physical or mental infirmity which impairs the executive’s ability to substantially perform his duties with the Company for a period of one-hundred-eighty (180) consecutive days.

For these purposes, “Good Reason” generally means the occurrence of any one or more of the following events or conditions, without the executive’s consent, after a Change in Control:

●	the assignment to the executive of any duties inconsistent with the executive’s position, authority, duties or responsibilities;
●

a reduction by the Company of the executive’s base salary or an adverse change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan, program or arrangement which materially adversely affects the executive;

●	any failure to pay the executive any compensation, payment or benefits to which the executive is entitled within five days of the date due;
●	the Company’s requiring the executive to be based anywhere other than within 25 miles of the executive’s job location, except for reasonably required travel;
●

the failure by the Company to continue in effect any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee benefit plan, program or arrangement, in which the executive participates, or the taking of any action by the Company that would adversely affect the executive’s participation or materially reduce the executive’s benefits under any of such plans, without a substantially equivalent replacement;

●	the failure of the Company to secure a successor’s written agreement to perform the agreement; or
●	approval by the Company’s shareholders of a complete liquidation or dissolution of the Company that does not adequately provide the funds needed to perform the agreement.

As required by Section 409A of the Internal Revenue Code, the named executive officers’ agreements may be modified to be in compliance with payment timing and other relevant requirements.

Under these severance protection agreements, if, during the twenty-four (24) months following a “Change in Control,” the executive terminates employment for “Good Reason” or for any reason during the 45-day period commencing 180 days after the occurrence of the Change in Control or if the Company terminates his employment other than for Cause, death or disability, then the executive will be entitled to receive the following payments, benefits and rights:

(i)

payment of all amounts earned or accrued through the date of termination, including, base salary, reimbursement for reasonable and necessary expenses incurred on behalf of the Company, vacation pay, bonuses and incentive compensation, and all other amounts that the executive is entitled to under any compensation plan of the Company;

(ii)	payment of a bonus which is calculated pro-rata based on the number of calendar days the executive was employed during the calendar year of his termination;
(iii)	payment of an amount equal to two years of base salary and two years of annual bonus
(iv)	for a period of two years, continuation on behalf of the executive, his dependents and beneficiaries of life insurance, short-term disability, medical, dental and hospitalization benefits;
(v)	payment of the excess retirement benefit the executive would have received had he remained employed for two additional years; and
(vi)	all of the executive’s outstanding incentive awards shall become fully vested and, if applicable, fully exercisable.

Alternatively, if during the twenty-four (24) months following a “Change in Control”, the executive’s employment is terminated by the Company for Cause, death or disability, or by the executive for other than Good Reason or other than during the 45 day period commencing 180 days after the occurrence of a Change in Control, then the executive will be entitled to receive:

(i)

payment of all amounts earned or accrued through the date of termination, including, base salary, reimbursement for reasonable and necessary expenses incurred on behalf of the Company, vacation pay, bonuses and incentive compensation, and all other amounts that the executive is entitled to under any compensation plan of the Company; or

(ii)

if such termination is by the Company due to the executive’s death or disability, payment of a bonus which is calculated pro-rata based on the number of calendar days the executive was employed during the calendar year of his termination.

The severance protection agreements also provide that if any payment or benefit to which an executive is entitled pursuant to the agreement gives rise to excise tax liability for, under Section 4999 of the IRC, a tax gross-up will be provided to executive by the Company so that the executive will receive the same after-tax payment as would have been the case if such payment or benefit were not subject to such excise tax.

The Compensation Committee has determined that the foregoing severance and change in control benefits are an important part of a competitive overall compensation arrangement for these named executive officers, are consistent with the objective of attracting, motivating and retaining highly talented executives and are important as a recruitment and retention device. The Compensation Committee also has concluded that change in control benefits help to secure the continued employment and dedication of these named executive officers, mitigate concern that they might have regarding their continued employment prior to or following a change in control and encourage independence and objectivity when considering possible transactions that may be in the best interests of the Company’s shareholders but may possibly result in the termination of their employment.

 The Compensation Committee has determined that the payment or provision of the foregoing severance and change in control benefits is consistent with competitive practices for positions at the level of these named executive officers. The potential amount of such benefits that an executive may receive in the event of a change in control did not influence the Compensation Committee’s decisions regarding other compensation elements due to the fact that a change in control may never occur during the named executive officer’s term of employment.

The following table sets forth the amount each named executive officer would be due under a change in control if the executive’s employment had been terminated as of December 31, 2018 other than by the Company for cause or disability or death. The amounts payable for cause include only accrued compensation (column accompanying footnote (1) below). The amounts for death or disability include only accrued compensation (column accompanying footnote (1) below) and pro-rata bonus (column accompanying footnote (2) below).

Potential Payments Upon Change in Control

	Accrued Compensation	Pro-Rata Bonus	Cash Severance	Health and Welfare Benefits	Cash Retirement Benefits	Equity Awards
Name	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)

Michael Benstock	414,735(8)	-	2,672,169(8)	33,246	670,509	715,355

Michael Attinella	63,063	-	-	-	-	-

Andrew D. Demott, Jr.	245,241(8)	-	1,667,709(8)	33,246	492,501	335,297

Dominic Leide (7)	242,554	-	-	-	-	386,627

Philip Koosed (9)	270,477	-	450,000	-	-	-

(1) Amount includes all amounts earned or accrued though the termination date, including bonuses and incentive compensation (other than pro-rata bonus). There is no accrued salary or accrued vacation as of December 31, 2018 or any other amounts under any compensation plan.

(2) There is no pro-rata bonus as of December 31, 2018 as bonuses are earned on a calendar year basis. Bonuses earned for fiscal year 2018 are included in accrued compensation.

(3) Amount is equal to two times the sum of base salary plus bonus amount. The bonus amount is the average of the annual cash bonuses paid or payable during the three full years before the termination date.

(4)  For a period of two years, continuation on behalf of the executive, his dependents and beneficiaries of life insurance, short-term disability, medical, dental and hospitalization benefits. The amounts represent the Company’s portion of the benefit cost.

(5) The amount represents a cash payment of the excess retirement benefit the executive would have received had he remained employed for two additional years.

(6) Amounts represent the value of accelerated vesting of outstanding stock awards. There is no amount for options or stock appreciation rights as they vest upon issuance.

(7) There is no change in control agreement for Mr. Leide. However, under the 2013 Incentive Stock and Awards Plan, Mr. Leide will receive a pro-rata portion of his unvested performance shares issued on February 5, 2016 upon a change in control.

(8) In light of how Company performance affected the annual incentive bonus payouts for other employees of the Company, Mr. M. Benstock elected to forgo 100% of his 2018 non-equity incentive plan compensation (i.e., the entire $414,735 earned by him for 2018) and Mr. Demott elected to forgo 51% of his 2018 non-equity incentive plan compensation (i.e., $125,000 of the $245,241 earned by him for 2018). These decisions affect their actual accrued compensation and actual cash severance amounts. The actual accrued compensation amounts for Mr. M. Benstock and Mr. Demott are $0 and $120,241, respectively. The actual cash severance amounts for Mr. M. Benstock and Mr. Demott are $2,395,679 and $1,584,376, respectively.

(9) Under the terms of Mr. Koosed's employment agreement, Mr. Koosed will continue to receive his salary through the termination date of his employment agreement of December 31, 2021 upon a Change in Control. Mr. Koosed’s employment agreement defines Change in Control to mean any of the following occurs: (A) Company or BAMKO, LLC sells all or substantially all of its assets to an entity that is not an Affiliate of Company (in a transaction requiring Company shareholder approval), (B) any person or group of persons within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than Company and its Affiliates becomes the beneficial owner, directly or indirectly, of more than 50% of BAMKO, LLC’s equity securities or Company’s outstanding voting stock (whether by way of purchase of stock or other equity securities, merger or otherwise), or (C) any transaction that qualified as a liquidation, dissolution, or winding up of Company or BAMKO, LLC. It then lists certain situations that do not constitute Change of Control, namely, any equity or debt financing transaction pursuant to which the Company or BAMKO, LLC sells securities with the principal purpose of raising capital or any ownership or acquisition of stock by any of the Benstock family or their Affiliates, including pursuant to transfers for estate planning purposes.

If a Change in Control event occurs, or Mr. Koosed is terminated without Cause (or another permitted reason) or resigns with Good Reason, during the term of the agreement, Mr. Koosed shall receive an amount equal to the base salary he would have been paid from resignation through the conclusion of the Term of Employment, his base salary and any bonus amount that is accrued but unpaid through the date of termination, incurred but not reimbursed expenses, and nonforfeitable benefits already earned and payable. Mr. Koosed’s right to receive certain of these items is contingent upon him fulfilling certain post-termination obligations. Mr. Koosed’s employment agreement defines Good Reason as (i) a material, adverse reduction in his authority, duties, or responsibilities (other than temporarily while he is physically or mentally incapacitated or as required by applicable law); (ii) his involuntary permanent relocation to any place that is more than 50 miles from BAMKO, LLC’s Los Angeles, California location at the time of Closing; or (iii) BAMKO, LLC’s uncured breach of a material provision of the employment agreement. Cause has a customary definition in Mr. Koosed’s employment agreement, including for gross negligence, willful misconduct, continued failure to substantially perform his employment duties, material breach of the employment agreement, and certain crimes or other acts or omissions.

Pay Ratio Disclosure

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd – Frank Act”), the Securities and Exchange Commission (“SEC”) adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (‟PEO”). The Company’s PEO is Michael Benstock, our chief executive officer.

To determine the median employee, we reviewed a list of all employees of the Company and its subsidiaries as of December 31, 2018 and examined total cash compensation actually paid to each such employee during 2018. We believe that the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely grant annual equity awards to employees. Cash compensation was annualized for employees of CID Resources, Inc., which was acquired by the Company on May 2, 2018, and full- and part-time employees as of December 31, 2018 who were not employed for the full year. Conversion of foreign currency to U.S. dollars was performed by using the average of the monthly average exchange rates for the year as stated in generally-available published websites. The median employee was then selected from the list.

After identifying the median employee using total cash compensation, we calculated the annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2018 Summary Compensation Table in this proxy statement. The ratio of the annual total compensation of the Company’s PEO to the median annual total compensation of all Company employees (excluding the PEO) is as follows:

Annual total compensation of our median employee	$9,616
Annual total compensation of Michael Benstock, our PEO	$2,341,884 (1)
Ratio of Michael Benstock’s annual total compensation to the median employee’s annual total compensation	244 to 1

As of December 31, 2018, the Company and its subsidiaries employed 2,906 persons, of which 2,032 were based outside of the United States of America and 874 were based inside the United States of America. Using the same method of determining the median employee disclosed above, but limiting the employee pool to only U.S.-based employees, the ratio of the annual total compensation of the Company’s PEO to the median annual total compensation of all U.S.-based employees (excluding the PEO) is as follows:

Annual total compensation of our median U.S.-based employee	$35,420
Annual total compensation of Michael Benstock, our PEO	$2,341,884 (1)
Ratio of Michael Benstock’s annual total compensation to the median U.S.-based employee’s annual total compensation	66 to 1

(1) In light of how Company performance affected the annual incentive bonus payouts for other employees of the Company, Mr. M. Benstock elected to forgo 100% of his 2018 non-equity incentive plan compensation (i.e., the entire $414,735 earned by him for 2018). Taking this into consideration (i.e., if Mr. M. Benstock’s 2018 non-equity incentive plan compensation is not included in his annual total compensation), the “adjusted” pay ratio of the annual total compensation of the Company’s PEO to the annual total compensation of the Company’s median employee (excluding the PEO) is 200 to 1 and the “adjusted” pay ratio of the annual total compensation of the Company’s PEO to the annual total compensation of the Company’s median U.S.-based employee (excluding the PEO) is 54 to 1.

Director Compensation

The following table sets forth information regarding the compensation received by each of the Company's directors during the year ended December 31, 2018, except for Mr. M. Benstock and Mr. Demott, whose compensation is set forth in the Summary Compensation Table above.

DIRECTOR COMPENSATION

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)	($) (2)	($) (1)	($) (3)	($)
Sidney Kirschner	40,750	68,749	30,195	-	139,694

Robin Hensley	29,000	54,999	30,195	-	114,194

Paul Mellini	30,500	54,999	30,195	-	115,694

Todd Siegel	26,000	54,999	30,195	-	111,194

Alan D. Schwartz	-	-	-	419,978	419,978

(1) Stock options for our non-employee Directors are granted annually. On May 3, 2018, each of the non-employee Directors was awarded 2,750 options. The options were granted with an exercise price of $24.28 per share. The amount shown in this column is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Refer to Note 12 – Share-Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2018 for the relevant assumptions used to determine the valuation of our option awards. All such awards are granted with an exercise price equal to the closing price of the common stock on the date of grant as reported on NASDAQ, are exercisable six months from the date of grant, and generally expire ten years after the date of grant. As of December 31, 2018, Mr. Kirschner had 52,000 options outstanding; Ms. Hensley had 52,000 options outstanding; Mr. Mellini had 39,000 options outstanding; and Mr. Siegel had 18,000 options outstanding. All such options are exercisable.

(2) On November 2, 2018, the Board of Directors approved a restricted stock grant under the terms of the 2013 Stock and Awards Plan to the four independent members of the Board of Directors at that time. Mr. Kirschner received 3,830 shares, and Ms. Hensley, Mr. Mellini, and Mr. Siegel each received 3,064 shares. The fair value on the date of grant was $17.95 per share. These shares are unvested and will vest if the directors are still serving on the Company’s Board of Directors on November 2, 2021. The shares are subject to accelerated vesting under certain circumstances as outlined in the 2013 Stock and Awards Plan. In addition, on November 2, 2018, Mr. Kirschner received a restricted stock grant that is subject to acceleration upon Mr. Kirschner’s retirement from or decision to not seek re-election to the Company’s board of directors, if such retirement or decision occurred at least one (1) year after the grant date. In all other material respects the restricted stock award agreement is identical to the Form of Restricted Stock Agreement filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on February 13, 2014.

(3) Mr. Schwartz retired from the Company on March 31, 2017. In connection with his retirement, the Company entered into a Retirement and Consulting Agreement with Mr. Schwartz, effective March 8, 2017. Under the agreement, Mr. Schwartz performs consulting services for the Company for up to three years after his retirement. The Company pays Mr. Schwartz a monthly fee of $43,028 for the first year, $30,983 for the second year, and $20,746 for the third year. Mr. Schwartz also was afforded certain other benefits as stated in the agreement, the fair value of which is approximately $10,000 per year. The agreement is subject to early termination by either party. The agreement stipulates that Mr. Schwartz will not be treated as a non-employee director under the Company's compensation plans, policies, and practices for any period of the service after his retirement date, and as such, will receive no compensation for his service as a director.

Directors who are employees of the Company receive no extra compensation for their services as Directors. Commencing as of February 7, 2014, each non-employee Director receives up to $2,000 per Board of Directors meeting attended, and grants of 2,750 stock options per year. In addition, each non-employee Director receives the following per year in restricted shares of common stock of the Company which vest three years after date of grant: Mr. Kirschner - $68,750 and Ms. Hensley, Mr. Mellini, and Mr. Siegel - $55,000. Commencing as of February 7, 2014, each non-employee Director also receives an annual retainer (paid in quarterly installments) as follows: Sidney Kirschner - $31,000; Robin Hensley - $19,000; Paul Mellini - $18,000; and Todd Siegel - $16,000. In addition, members of the Audit Committee receive $500 per committee meeting attended, members of the Compensation Committee receive $250 per committee meeting attended, members of the Corporate Governance, Nominating and Ethics Committee receive $250 per committee meeting attended, and members of the Capital Committee receive $250 per committee meeting attended. Non-employee Directors are entitled to reimbursement for expenses incurred in connection with their attendance at Board of Directors meetings and committee meetings. In addition, non-employee Directors are eligible to receive additional stock option grants pursuant to our 2013 Incentive Stock and Awards Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

BY: Sidney Kirschner and Paul Mellini

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth, as of the Record Date (except as noted), information regarding the beneficial ownership of the Company's Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each Director, (iii) each nominee for election as a Director, (iv) each named executive officer, and (v) all Directors and executive officers as a group.

Except as set forth below, percentage ownership is based on 15,343,736 shares of the Company’s Common Stock issued and outstanding as of the Record Date. Shares issuable upon exercise of options and SARs within 60 days after the Record Date are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of each person deemed to beneficially own such securities, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All share and per share information in the footnotes to the table has been adjusted to give retroactive effect to the 2-for-1 stock split effective on February 4, 2015.

SECURITY OWNERSHIP
Name and Address	Amount and Nature of		Percent of
of Beneficial Owner	Beneficial Ownership (1)		Class

BENSTOCK-SUPERIOR LTD.	2,782,088	(2)	18.1%
10055 Seminole Boulevard
Seminole, Florida 33772

MOCHELLE A. STETTNER	1,222,289	(6)	8.0%
2331 Lehigh Parkway N.
Allentown, PA 18130

DIMENSIONAL FUND ADVISORS, LP	1,086,743	(5)	7.1%
6300 Bee Cave Road
Austin, TX 78746

MICHAEL BENSTOCK	670,695	(3)(7)(8)(9)(10)(11)	4.4%
10055 Seminole Boulevard
Seminole, Florida 33772

ALAN D. SCHWARTZ	510,897	(4)	3.3%
10055 Seminole Boulevard
Seminole, Florida 33772

ANDREW D. DEMOTT, JR.	230,209	(7)(8)(9)(10)(11)	1.5%
10055 Seminole Boulevard
Seminole, Florida 33772

SIDNEY KIRSCHNER	93,884	(7)(12)(13)(14)	*
10055 Seminole Boulevard
Seminole, Florida 33772

PAUL MELLINI	85,966	(7)(12)(13)(14)	*
10055 Seminole Boulevard
Seminole, Florida 33772

ROBIN HENSLEY	77,111	(7)(12)(13)(14)	*
10055 Seminole Boulevard
Seminole, Florida 33772

DOMINIC LEIDE	91,366	(7)	*
10055 Seminole Boulevard
Seminole, Florida 33772

TODD SIEGEL	41,871	(7)(12)(13)(14)	*
10055 Seminole Boulevard
Seminole, Florida 33772

MICHAEL ATTINELLA	8,441	(11)	*
10055 Seminole Boulevard
Seminole, Florida 33772

PHILIP KOOSED	32,520	(15)	*
10055 Seminole Boulevard
Seminole, Florida 33772

All Directors and Executive Officers as a group (12 persons)	4,681,040	(2)(3)(4)(7)(8)(9)(10)(11)(12)(13)(14)(15)	31.0%

* less than 1%.

(1) The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the Record Date through the exercise of any stock option or other right. Inclusion in the table of such shares, however, does not constitute an admission that the director, nominee, named executive officer or principal stockholder is a direct or indirect beneficial owner of such shares. Except as set forth herein, the persons listed have sole voting and investment power with respect to the shares referred to in the table.

(2) Represents shares held of record by Benstock-Superior Ltd., a Florida limited partnership ("Reporting Person").  The general partners of the Reporting Person are Susan B. Schwartz, the wife of Alan D. Schwartz, Michael Benstock and Peter Benstock (the “General Partners”). The General Partners of the Reporting Person each own three hundred thirty-three and one-third (333 1/3) of the one thousand (1,000) total outstanding general partnership units. The voting and disposition of the Company's Common Stock owned by the Reporting Person requires approval of a majority of the general partnership units pursuant to the limited partnership agreement of the Reporting Person. Accordingly, each General Partner disclaims individual beneficial ownership of the shares of the Company’s Common Stock owned by the Reporting Person.

(3) Includes 22,000 shares held of record by Mr. M. Benstock’s wife. Mr. M. Benstock disclaims beneficial ownership of such shares.

(4) Includes 244,928 shares held of record by a revocable trust of which the trustee is Mr. Schwartz’s wife. Mr. Schwartz disclaims beneficial ownership of such shares. The remaining shares are held of record by a revocable trust of which the trustee is Mr. Schwartz.

(5) This disclosure is based on a Schedule 13F-HR/A filed with the Securities and Exchange Commission on February 26, 2019. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned of record by the Funds. Dimensional disclaims beneficial ownership of such securities.

(6) Includes 10,288 shares owned by a Trust of which Mrs. Stettner is a Co-Trustee with two of her adult children, and 1,824 shares held as custodian for her children who are now adults. Mrs. Stettner disclaims beneficial ownership of all of these shares.

(7) The share ownership of the following individuals includes that number of shares underlying option and SARs awards following his or her name, which are currently exercisable or are exercisable within 60 days of the Record Date, pursuant to the Company’s 2013 and 2003 Incentive and Stock and Awards Plans: Mr. M. Benstock – 63,200; Mr. Demott – 53,100 shares; Mr. Kirschner – 52,000 shares; Ms. Hensley – 52,000 shares; Mr. Mellini – 39,000 shares; Mr. Siegel – 18,000 shares; Mr. Leide – 34,400 shares; and Mr. Alpert - 34,400.

(8) Mr. M. Benstock has pledged approximately 136,388 of the shares listed in the table as security for a loan. Mr. Demott has pledged 56,158 of the shares listed in the table as security for a loan.

(9) Includes unvested restricted shares granted on February 3, 2017. These shares will vest on February 3, 2020 if the respective executive is still employed by the Company. The executives have the ability to vote these shares currently. Mr. M. Benstock has 23,571 shares and Mr. Demott has 11,048 shares.

(10) Includes unvested restricted shares granted on February 1, 2018. These shares will vest on February 1, 2021 if the respective executive is still employed by the Company. The executives have the ability to vote these shares currently. Mr. M. Benstock has 16,959 shares and Mr. Demott has 7,949 shares.

(11) Includes unvested restricted shares granted on January 31, 2019. These shares will vest on January 31, 2022 if the respective executive is still employed by the Company. The executives have the ability to vote these shares currently. Mr. M. Benstock has 23,354 shares; Mr. Demott has 7,034 shares; and Mr. Attinella has 8,441 shares.

(12) Includes unvested restricted shares granted on November 4, 2016. These shares will vest on November 4, 2019 if the respective director is still serving on the Board of Directors of the Company. The directors have the ability to vote these shares currently. Mr. Kirschner – 3,058 shares; Ms. Hensley – 2,446 shares; Mr. Mellini – 2,446 shares; Mr. Siegel – 2,446 shares.

(13) Includes unvested restricted shares granted on November 1, 2017. These shares will vest on November 1, 2020 if the respective director is still serving on the Board of Directors of the Company. The directors have the ability to vote these shares currently. Mr. Kirschner – 2,673 shares; Ms. Hensley – 2,138 shares; Mr. Mellini – 2,138 shares; Mr. Siegel – 2,138 shares.

(14) Includes unvested restricted shares granted on November 2, 2018. These shares will vest on November 2, 2021 if the respective director is still serving on the Board of Directors of the Company. The directors have the ability to vote these shares currently. Mr. Kirschner – 3,830 shares; Ms. Hensley – 3,064 shares; Mr. Mellini – 3,064 shares; Mr. Siegel – 3,064 shares.

(15) Does not include 105,986 shares held of record by PEKMA, Inc. ("PEKMA"), of which Mr. Koosed is a minority shareholder, since a majority of the shares of PEKMA are required to vote or dispose of any shares in the Company held by PEKMA. Accordingly, Mr. Koosed disclaims beneficial ownership of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons, the Company believes that, during its most recently completed fiscal year ended on December 31, 2018, all Section 16(a) reports required to be filed by its officers, directors, and greater than ten percent beneficial owners were timely filed, except for the following: Mr. Koosed (one late Form 4 reporting a transaction related to the delivery of shares under the Company’s 2016 asset purchase agreement with BAMKO and one late Form 4 reporting a 2017 transaction).

CERTAIN TRANSACTIONS

Director and Officer Liability Insurance

As authorized by Section 607.0850(12) of the Florida Business Corporation Act, the Company maintains insurance to indemnify it and its Directors and officers from certain liabilities to the extent permitted by law. Such insurance, in the face amount of $12,000,000, was obtained pursuant to contracts dated August 27, 2018. Under the terms of the contract, the Company paid an annual premium of $89,700 for the insurance.  During 2017, such insurance, in the face amount of $12,000,000, was obtained pursuant to contracts dated August 27, 2017. Under the terms of the contracts, the Company paid an annual premium of $89,700 for the insurance. No sums have been paid or sought under any such indemnification insurance.

Related Party Transactions

Our Board of Directors has adopted a written Related Party Transactions Policy, which applies to our directors and officers. This policy requires disclosure to either the Company’s general counsel or chief financial officer, and review by either the Audit Committee or the Board of the material terms of any related party transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related party’s direct or indirect interest in, or relationship to, the related party transaction. The transaction(s) below were reviewed under our Related Party Transactions Policy.

On December 17, 2012, the Company and its Chairman Emeritus, Mr. Gerald M. Benstock, entered into a separation, general release, non-compete, and advisory services agreement which contained a three-year term. During each of 2015, 2016, 2017, and 2018 the agreement was extended for one additional year each. The agreement is subject to early termination by either party. During each year of the term, Mr. Benstock will receive $150,000, plus payments for, or reimbursements of, certain pre-approved travel, lodging, entertainment, and business expenses. Under the agreement, Mr. Benstock also will retain access to an automobile leased for him by the Company for the remainder of the automobile’s term, and at the Company’s discretion thereafter for the remainder of the term of the agreement. During 2018, 2017, 2016, and 2015, Mr. Benstock also received additional consulting fees of $0, $50,000, $50,000, and $50,000, respectively, for consulting services related to discrete Company projects.

On March 8, 2017, the Company and one of its directors (who, at the time, held the position of President of the Company), Alan D. Schwartz, entered into a Retirement and Consulting Agreement, which would compensate Mr. Schwartz for consulting services performed for up to three years after his retirement from the Company. The Company pays Mr. Schwartz a monthly fee of $43,028 for the first year, $30,983 for the second year, and $20,746 for the third year. Mr. Schwartz also was afforded certain other benefits as stated in the agreement, the fair value of which is approximately $10,000 per year. The agreement is subject to early termination by either party. For a complete description of the terms and conditions of the agreement, please refer to the agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 13, 2017.

REPORT OF THE AUDIT COMMITTEE1

The Company’s Audit Committee serves to assist the Board in fulfilling the Board’s responsibilities relating to safeguarding of assets and oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The members of the Audit Committee meet the independence and experience requirements of NASDAQ and the Securities and Exchange Commission.

The Company’s management has primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and its financial reporting process. The Company’s independent registered public accounting firm, Mayer Hoffman McCann P.C., is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility is to monitor and oversee these processes. In connection with these responsibilities, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with the Company’s management.

2. The Audit Committee has discussed with Mayer Hoffman McCann P.C. the matters required to be discussed by the statement on Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board.

3. The Audit Committee has received the written disclosures and the letter from Mayer Hoffman McCann P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding Mayer Hoffman McCann P.C.’s communications with the Audit Committee concerning independence, and has discussed with Mayer Hoffman McCann P.C. its independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

BY: Robin Hensley, Sidney Kirschner, Paul Mellini, and Venita Fields

1 The material in this report is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 and codified in Section 14A of the Securities Exchange Act of 1934, as amended, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

We seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

The affirmative vote of a majority of the shares voted on Proposal 2 is required to approve this proposal.  Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2018 compensation tables and any related material disclosed in the Proxy Statement .

The Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 3)

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal 3, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years, which is the current frequency of our advisory vote on executive compensation, is the most appropriate alternative for the Company and therefore our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation. In determining to recommend that shareholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our shareholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies, and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results. An advisory vote occurring once every three years will also permit our shareholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. We will continue to engage with our shareholders, as needed, regarding our executive compensation program during the period between advisory votes on executive compensation. Not including the present advisory vote on executive compensation, our next scheduled advisory vote on executive compensation is in 2022.

The Company recognizes that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee of the Board of Directors. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the following resolution:

RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of future advisory votes on the compensation of our named executive officers is every year, every two years or every three years.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting simply to approve or disapprove a recommendation of the Board of Directors. The Company has determined to view the alternative receiving the greatest number of votes cast as the advisory vote of the shareholders, although such vote will not be binding on us or our Board of Directors. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

The Board of Directors recommends that you vote “FOR” the option of once every 3 YEARS as the preferred frequency for advisory votes on the compensation of the Company’s named executive officers.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 4)

Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, the Audit Committee continues its long-standing practice of recommending that the Board ask the shareholders, at the Annual Meeting, to ratify the appointment of the independent registered public accounting firm. The Audit Committee has appointed Mayer Hoffman McCann P.C., independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2019.

Shareholder ratification of the Company's independent registered public accounting firm is not required by the Company's Bylaws or otherwise. The Audit Committee and the Board of Directors have elected to seek such ratification as a matter of good corporate practice. If the shareholders do not ratify this appointment, the Audit Committee will consider the appointment of other auditors, but may also decide to retain Mayer Hoffman McCann P.C. as independent registered public accounting firm for 2019. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

The Company expects representatives of Mayer Hoffman McCann P.C. to be present and available to respond to appropriate questions at the 2019 Annual Meeting. Representatives of Mayer Hoffman McCann P.C. will have the opportunity to make a statement if they so desire.

Audit Fees and All Other Fees

The following table sets forth information regarding fees paid by the Company to Mayer Hoffman McCann P.C. during 2018 and 2017:

Mayer Hoffman McCann, P.C.
and CBIZ, Inc.	2018	2017

Audit Fees (1)	$276,000	$306,000
Tax Fees	30,780	26,150
All Other Fees (2)	75,000	-
Audit-Related Fees (Audit of Internal Controls)	55,000	45,000

Total Fees	$436,780	$377,150

(1) Fees for audit services include fees associated with the annual audits and quarterly reviews in 2018 and 2017. Tax Fees were billed for services including assistance with tax compliance and the review and/or preparation of tax returns, a transfer pricing study, and tax consultation services. Audit-Related fees are related to the audit of the Company’s internal control over financial reporting.

(2) These fees relate to auditing the purchase accounting of CID Resources, Inc.

 Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has concluded that Mayer Hoffman McCann P.C.’s provision of the audit and non-audit services described above is compatible with maintaining Mayer Hoffman McCann P.C.'s independence. The Audit Committee pre-approved all of such services. The Audit Committee has established pre-approval policies and procedures with respect to audit and non-audit services to be provided by its independent auditors. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee's pre-approval policies do not permit the delegation of the Audit Committee's responsibilities to management.

Compensation of Independent Auditors’ Employees

Mayer Hoffman McCann P.C. leases substantially all of its personnel, who work under the control of Mayer Hoffman McCann P.C. shareholders, from wholly-owned subsidiaries of CBIZ, Inc., in an alternative practice structure. As such, approximately 100% of the hours spent on the audit were by personnel who are not full time, permanent employees of Mayer Hoffman McCann P.C.

The approval of this proposal 4 requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. In order to ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for 2019, abstentions will be disregarded and will not be counted as votes for or against such proposal. However, since brokers may exercise discretionary voting power with respect to this proposal, a shareholder’s failure to provide voting instructions will not prevent a broker vote and can therefore affect the outcome of the auditor ratification proposal.

The Board of Directors recommends a vote “FOR” the proposal to ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the year ending December 31, 2019.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company, who will receive no additional compensation for soliciting, in person or by telephone, e-mail or facsimile or other electronic means. We may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy materials to principals and obtaining their proxies.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person solicited by this proxy statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission, including the financial statements and a list of exhibits to the Form 10-K. We will furnish to any such person any exhibit described in the list accompanying the Form 10-K upon the advance payment of reasonable fees. Requests for copies of the Form 10-K and/or any exhibits should be directed to Melinda Barreiro, c/o Superior Group of Companies, Inc., 10055 Seminole Boulevard, Seminole, Florida 33772. Your request must contain a representation that, as of February 27, 2019, you were a beneficial owner of shares entitled to vote at the 2019 Annual Meeting of Shareholders.

You may review our filings with the Securities and Exchange Commission by visiting our website at www.superiorgroupofcompanies.com.

OTHER BUSINESS

Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for shareholder action at the Meeting, the persons named in the enclosed Proxy will vote or refrain from voting the shares represented thereby in accordance with their best judgment on such matters after consultation with the Board of Directors.

SHAREHOLDER PROPOSALS FOR

PRESENTATION AT THE 2020

ANNUAL MEETING

 In order for proposals of shareholders and shareholder nominations for directors to be eligible for inclusion in our proxy materials relating to the annual meeting of shareholders in 2020 pursuant to SEC Rule 14a-8, they must be submitted in writing to the Company’s Secretary and received by the Company at the Company’s executive offices at 10055 Seminole Boulevard, Seminole, Florida 33772 by November 22, 2019 (unless the date of the 2020 annual meeting is not within 30 days of May 3, 2020, in which case the deadline will be a reasonable time before we begin to print and send the proxy materials for the 2020 annual meeting).

Our Bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy materials for such meeting. Under the advance notice provisions of our Bylaws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Company at the foregoing address between December 4, 2019 and January 3, 2020 (unless the date of the 2020 annual meeting is not within 25 days of May 3, 2020, in which case such notice must be received by the Company not later than the close of business on the tenth day following the date on which notice of the 2020 annual meeting is first mailed or made publically known). The procedure for nominating directors is described above under “Director Committees and Meetings – Nomination of Directors.” The proxy solicited by the Board for the 2020 annual meeting will confer discretionary authority to vote on behalf of the persons named in such proxy on any shareholder proposal as to which the Company does not receive timely notice pursuant to the advance notice provisions of our Bylaws described above.

All shareholder proposals for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any shareholder proposal (regardless of whether it is included in the Company’s proxy materials), the Company’s Amended and Restated Articles of Incorporation, the Company’s Amended and Restated Bylaws, and Florida law.

By Order of the Board of Directors

/s/ Jordan M. Alpert

JORDAN M. ALPERT

Secretary

Dated: March 22, 2019

SUPERIOR GROUP OF COMPANIES, INC.
10055 Seminole Boulevard, P.O. Box 4002, Seminole, FL 33775-0002
THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2019

The undersigned shareholder appoints MICHAEL BENSTOCK and ANDREW D. DEMOTT, JR., or any one of them, as proxies with full power of substitution and resubstitution, to vote the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the offices of the Company on May 3, 2019 at Noon, local time, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Annual Meeting included herewith, unless otherwise specified.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSALS INDICATED ON THIS CARD. The proxies, in their discretion, are further authorized to vote (x) for the election of a person to the Board of Directors, if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter which the Board of Directors did not know would be presented at the 2019 Annual Meeting of Shareholders by January 3, 2019, and (z) on other matters which may properly come before the 2019 Annual Meeting of Shareholders and any adjournments or postponements thereof.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Continued and to be signed on reverse side

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 3, 2019. The Proxy Statement and our 2018 Annual Report on Form 10-K are available at: http://www.viewproxy.com/superiorgroupofcompanies/2019.